EXHIBIT 99.1

Heritage Oaks Bancorp to Raise $60 Million Through Private Placement

Funding Significantly Enhances Capital

PASO ROBLES, Calif., March 10, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp, (Nasdaq:HEOP) ("Company"), the holding company of Heritage Oaks Bank (the "Bank"), today announced that it has entered into securities purchase agreements with select accredited investors, including board members ("Investors"), pursuant to which it expects to raise aggregate gross proceeds of $60 million. The proceeds will be used for working capital, augmenting the balance sheet and for general corporate purposes, including increasing the capital of the Bank. The Company presently expects the transaction to close on Friday, March 12, 2010.

Capital Raise

The Company expects to issue, through a private placement in two separate closings, 56,160 shares of Series B Mandatorily Convertible Adjustable Cumulative Perpetual Preferred Stock ("Series B Preferred Stock") at a price of $1,000 per share ("Series B Share Price") and 1,189,538 shares of Series C Convertible Perpetual Preferred Stock ("Series C Preferred Stock") at a price of $3.25 per share ("Series C Share Price"). The initial closing will involve 52,088 shares of Series B Preferred Stock, and 1,189,538 shares of Series C Preferred Stock. The second closing will involve the issuance of the remaining 4,072 shares of Series B Preferred Stock as discussed below.

The conversion ratio for each share Series B Preferred Stock will be equal to the quotient obtained by dividing the Series B Share Price by the conversion price. Each share of Series B Preferred Stock will initially be convertible into 307.69 shares of common stock, based on the initial conversion price of $3.25 per share. The conversion price is subject to certain possible adjustments in the future under certain circumstances. The Series B Preferred Stock will automatically convert into shares of the Company's common stock after the Company has received shareholder approval for the transactions, which is required both to increase the authorized shares of common stock available for issuance and under applicable NASDAQ listing rules. The Company has agreed to hold a meeting of Shareholders for this purpose on or before September 30, 2010.

The Series C Preferred Stock is a non-voting class of preferred stock substantially similar in priority to the common stock, except for a liquidation preference over the Company's common stock. The Series C Preferred Stock will convert into common stock on a one for one basis only following receipt of necessary shareholder approval and if and when it is transferred to unaffiliated third parties by its initial owner.

Except for one Investor, no Investor will own more than 9.9% of the Company's voting securities (or securities that convert into voting securities in the hands of such Investor), as calculated under the applicable regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The one Investor that will own more than 9.9% is completing its investment through two separate closings. In the first closing, the Investor will purchase shares of Series B Preferred Stock resulting in its ownership of approximately 9.9% of the Company's voting securities, and shall deposit in escrow $4,072,000 for the purchase of additional Series B Preferred Stock, pending receipt of the required regulatory approvals or non-objection to own more than 9.9% of the voting securities of the Company. If the Investor receives the required approvals or non-objection, the Investor will receive 4,072 additional shares of Series B Preferred Stock bringing its total ownership of the voting securities (or securities that convert into voting securities) of the Company to approximately 14.4%. If the Investor does not receive the required regulatory approvals, or an overly burdensome condition on any such approval is imposed, the Investor will have the option to instead purchase an equivalent dollar amount of Series C Preferred stock, which is the only other time the Series C Preferred Stock will be issued.

On a pro forma basis, if this private placement had occurred as of December 31, 2009 and assuming full conversion of the Series B Preferred shares into shares of Common Stock, Heritage Oaks Bancorp would have reported an approximate total risk-based capital ratio of 18.16%, tier 1 risk-based capital ratio of 16.96% and tier 1 leverage ratio of 14.58%.

"We are very pleased to see such strong interest from institutional investors in Heritage Oaks," said Larry Ward, president and chief executive officer. "We believe this indicates both the market's and customer's confidence that Heritage Oaks is taking aggressive action to successfully navigate through the current economic storm. This transaction will further strengthen Heritage Oak's capital position, build on our track record of delivering strong core earnings, and enhance service to our growing customer base throughout the region."

Michael Morris, Chairman of the Board, said, "The Board of Directors and Management team have previously adopted and implemented an aggressive capital raising plan to cushion the bank against potential loan losses associated with the challenging economic conditions along California's Central Coast. With this capital transaction, Heritage Oaks Bank has positioned itself for a solid, long-term future, consistent with our strategic business plan and long-standing commitment to the local communities we serve."

Sandler O'Neill & Partners, L.P. and FIG Partners are serving as financial advisors and placement agents and Stuart | Moore is acting as legal advisor to Heritage Oaks Bancorp on the transaction and Kilpatrick Stockton LLP is acting as placement agents' counsel.

Issuance of Consent Order

On March 4, 2010, the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Financial Institutions ("CDFI") issued a consent order (the "Order") to the Bank, that requires, among other things, that the Bank increase its capital ratios, reduce its classified assets and increase board oversight of management. The board and management are aggressively responding to the Order to ensure full compliance and will continue to take all actions necessary to comply with the Order within the required time frames. Such actions include the completion of the capital raise discussed above which, following a contribution of a portion of the proceeds to the Bank, will bring the Bank into compliance with the capital requirements of the Order. Following the completion of the capital raise discussed above, on a pro forma basis as of December 31, 2009 and assuming the full $60 million of preferred stock is issued and an initial contribution of $48 million to the Bank from the Company, the Bank's leverage ratio and total risk-based capital ratio would be 13.25% and 16.61%, respectively. Further, and as previously disclosed by the Company in a  Form 8-K filed on March 8, 2010, a written agreement was entered into between the Company and the Federal Reserve Bank of San Francisco on March 4, 2010. With the capital raise secured, the Company and Bank believe they can successfully address the requirements of both the Order and the written agreement.

For additional information concerning the capital raise and the consent order, please refer to Company's current report on Form 8-K regarding this transaction which will be filed with the Securities and Exchange Commission on March 10, 2010.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the success of the Company and Bank in fulfilling the requirements of the Order and written agreement, completing the capital raise as described above, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          (805) 369-5200